Exhibit 10.7(2)

SECOND AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amendment to Amended and Restated Loan and Security Agreement is entered into as of December 30, 2020 (the “Amendment”) by and among COMERICA BANK (“Bank”), LIMEADE, INC., a Washington corporation (“Limeade”) and LIMEADE TECHNOLOGIES CANADA INC., a Quebec corporation (“Technologies”; Limeade and Technologies are each a “Borrower” and collectively, the “Borrowers” provided that each reference to “Borrower” or “Borrowers” in this Agreement and the Loan Documents shall mean and refer to each Borrower, individually, and/or to all the Borrowers, collectively and in the aggregate, as determined by Bank as the context may require”).
RECITALS

A. Borrowers and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 10, 2019 as amended from time to time including without limitation by that certain First Amendment and Waiver to Amended and Restated Loan and Security Agreement dated as of June 17, 2020 (as the same may from time to time be amended, restated, modified or supplemented, the “Agreement”).

NOW, THEREFORE, the parties agree as follows:

1.Amendments

1.1The following defined terms are each hereby added to, or amended in as the case may be, Exhibit A to the Agreement, to read as follows:

“Acquisition Due Diligence” means satisfactory due diligence materials on a proposed acquisition target, including, but not limited to, Day 1 balance sheet, historical financials, projected consolidating and consolidated financials, CPA audits, reports of an accounting firm acceptable to Bank, sale/purchase documents, corporate organization chart and other information provided by Borrowers that Bank may reasonably request, all of which must be delivered to Bank not later than fifteen (15) Business Days prior to a targeted acquisition closing date.

“Advance Rate” means the Advance Rate Factor, less Net Aduro Accounts Payable (provided, that Net Aduro Accounts Payable for purposes of this calculation shall not exceed Aduro Eligible Monthly Recurring Revenue times the Advance Rate Factor). The Advance Rate may be fixed and revised from time to time by Bank based upon Bank’s receipt of the Borrowing Base Reports and other information then available to Bank including information obtained from audits of the Collateral and working capital or other similar audits conducted by or on behalf of Bank and Bank may establish in its reasonable discretion as a secured lender and deduct reserves from time to time.

“Advance Rate Factor” means (i) four times (4x) for the period beginning on the Second Amendment Date through March 31, 2022, (ii) 3.75x for the period beginning on April 1, 2022 through June 30, 2022, (iii) 3.50x for the period beginning on July 1, 2022 through September 30, 2022, and (iv) 3.25x for the period beginning on October 1, 2022 through December 31, 2022. The Advance Rate Factor may be fixed and revised from time to time by Bank based upon Bank’s receipt of the Borrowing Base Reports and other information then available to Bank including information obtained from audits of the Collateral and working capital or other similar audits conducted by or on behalf of Bank and Bank may establish in its reasonable discretion as a secured lender and deduct reserves from time to time.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed One Million Dollars ($1,000,000).

“Revolving Line” means a Credit Extension of up to Fifteen Million Dollars ($15,000,000) (inclusive of the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit and the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves under the Credit Card Services Sublimit).

“Revolving Maturity Date” means December 31, 2022. “Second Amendment Date” means December 30, 2020.

1.2     Section 2.1(b) (Advances Under Revolving Line). Section 2.1(b) of the Agreement is deleted in its entirety and replaced with the following:

(b)    Advances Under Revolving Line.

(i)Amount. Subject to and upon the terms and conditions of this Agreement Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, less the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves under the Credit Card Services Sublimit and the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit. Except as set forth in this Agreement, amounts borrowed pursuant to this Section 2.1(b) may be repaid and re-borrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Any repayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so repaid. Each Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

(ii)Form of Request. Whenever Borrowers desire an Advance, a Borrower will notify Bank (which notice shall be irrevocable) by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. . Each such notice shall be made in accordance with Section 2.3(c) hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. The notice shall be signed by a Responsible Officer. Bank will credit the amount of Advances made under this Section 2.1(b) to a Borrower’s deposit account.

(iii)Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, Borrowers may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the "Credit Card Services"). The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank's standard forms of application and agreement for the Credit Card Services, which each Borrower hereby agrees to execute.

(iv)Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as a Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line provided further, that unless Bank agrees otherwise the maturity date of any such Letter of Credit shall not be later than the Revolving Maturity Date. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance and shall include terms (including, without limitation, the expiration date thereof) acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of letter of credit application and agreement. Borrowers will pay any standard issuance and other fees that Bank notifies Borrowers it will charge for issuing and processing Letters of Credit.

(v)Collateralization of Obligations Extending Beyond Maturity. If Borrowers have not secured to Bank’s satisfaction obligations with respect to any Credit Card Services or Letters of Credit that may extend beyond the Revolving Maturity Date, then, effective as of the Revolving Maturity Date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Credit Card Services or Letters of Credit; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrowers shall immediately deposit such additional funds as are necessary to fully secure such obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Credit Card Services or Letters of Credit are outstanding or continue.

1.3    Section 2.4(e) (Success Fee). Clause (e) of Section 2.4 of the Agreement (Success Fee) is deleted in its entirety and replaced with the following:

(e)    Success Fee. On the Second Amendment Date, Borrowers shall pay to Bank a one-time success fee equal to One Hundred Thousand Dollars ($100,000) (the “Success Fee”).

1.4     Section 6.2(d). Clause (d) of Section 6.2 of the Agreement is deleted in its entirety and replaced with the following:

(d) Bank shall have a right (without duplication of any right set forth in Section 4.3) from time to time hereafter to (i) audit each Borrower’s Accounts and appraise Collateral at such Borrower’s expense, provided that such audits will be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing, provided further that such audit may be conducted remotely; and (ii) remotely audit Limeade GmbH’s Accounts and appraise its property at Borrowers’ expense, provided that such audits will be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing).

1.5     Section 6.7 (Financial Covenants). Section 6.7 of the Agreement is deleted in its entirety and replaced with the following:

6.7 Financial Covenants. Each Borrower shall at all times maintain the following financial ratios and covenants:

(a)Minimum Annual Contract Value. At such time as the Borrowers’ aggregate Net Cash falls below $2,000,000, Borrowers shall collectively at all times thereafter maintain a minimum Annual Contract Value of at least the following for the respective periods, calculated based on a current month basis of Limeade Annual Contract Value, based on the actual Limeade Annual Contract Value for the month with respect to which the calculation is being made:

Minimum Annual Contract Value

	2020	2021	2022
January	$49,000,000	$48,000,000	$55,000,000
February	$50,000,000	$48,000,000	$55,000,000
March	$51,000,000	$48,000,000	$55,000,000
April	$52,500,000	$48,500,000	$55,500,000
May	$54,000,000	$48,500,000	$55,500,000
June	$55,500,000	$48,500,000	$55,500,000
July	$57,000,000	$50,000,000	$57,000,000
August	$58,500,000	$50,000,000	$57,000,000
September	$59,000,000	$50,000,000	$57,000,000
October	$60,000,000	$51,000,000	$58,000,000
November	$62,000,000	$52,000,000	$60,000,000
December	$63,000,000	$55,000,000	$63,000,000 (for December, 2022 and for each month thereafter)

As used herein, “Net Cash” means the aggregate balance of unrestricted cash and cash equivalents maintained at Bank minus the aggregate amount of the Obligations.

As used herein, “Annual Contract Value” means expected annual revenue from all closed and signed customer contracts (including such annual revenue from Limeade GmbH), as measured once billing commences. “Annual Contract Value” shall be exclusive of cancelled or not renewed contracts.

(b)Minimum Liquidity. Each Borrower shall at all times maintain a Liquidity of not less than Two Million Dollars ($2,000,000). As used in this Section 6.7(b), “Liquidity” means the sum of unrestricted cash maintained at Bank plus the net amount of Advances available under Section 2.1(b)(i).

1.6    Section 6.12 (Creation/Acquisition of Subsidiaries). Section 6.12 of the Agreement is deleted in its entirety and replaced with the following:

6.12 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the generality of the negative covenants contained in Sections 7.3 and
7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrowers shall (a) cause such new Subsidiary to provide to Bank a secured guaranty or joinder to this Agreement to cause such Subsidiary to become a guarantor or co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, which in Bank’s opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

1.7    Section 6.13 (ASX Reporting). A new Section 6.13 (ASX Reporting) is added to the Agreement to read as follows:

6.13 Australian Stock Exchange (ASX) Financial Statements, Reports, Certificates. Each Borrower shall deliver to Bank copies of all statements, reports and notices filed with, or required to be filed with, the Australian Stock Exchange, including: (i) within five (5) days of the AXS required filing date, company prepared consolidated and consolidating cash flow statements (ASX Appendix 4C) covering such Borrower’s operations during such period; (ii) within five (5) days of the ASX required filing date, a company prepared ASX Final Report (ASX Appendix 4E – Annual financials), (iii) within five (5) days of the ASX required filing date, ASX Annual Report (ASX Annual Report) together with audited consolidated and consolidating financial statements of such Borrower, and (iv) within five (5) days of the ASX required filing date, ASX Half year financials (ASX Appendix 4D – Financials for first half of each year) together with audited consolidated and consolidating financial statements of such Borrower for such period. Notwithstanding anything to the contrary herein, nothing in this Section 6.13 shall obligate Borrowers to make disclosures to Bank that would violate any ASX rule or obligation regarding the non-public disclosure of information.

1.8    Section 7.3 (Amalgamations, Mergers or Acquisitions). Section 7.3 of the Agreement is deleted in its entirety and replaced with the following:

7.3 Amalgamations, Mergers or Acquisitions. Amalgamate, merge or consolidate, or permit any of its Subsidiaries to amalgamate, merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into a Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person, or enter into any agreement to do any of the same; except, with respect to any such transaction, if the following conditions are met (such transaction satisfying the following conditions, a “Permitted Acquisition”):

(a)The total consideration for such transaction (inclusive of the purchase price, maximum potential earnouts measured at fair market value, deferred purchase price, assumption of liabilities measured at fair market value, restructuring and/or integration charges) and all transaction costs shall be fully funded solely with the cash proceeds of a Borrower’s simultaneous issuance of new equity securities to investors;

(b)the target assets or Person, and the business or businesses acquired as a result of such transaction or resulting from such transaction, shall be in the same or a substantially similar line of business as the business currently (as of the Second Amendment Date) conducted by the Borrowers entering into such transaction and shall be formed in and principally located in the United States;

(c)the transaction and target assets or Person shall be accretive to earnings as demonstrated by satisfactory audited historical financial statements or by a quality of earnings report from a top tier CPA firm;

(d)such transaction does not result in a change in top management positions;

(e)such transaction does not result in a Change in Control and no Change of Control would exist after giving effect to such transaction;

(f)no material Event of Default has occurred, is continuing or would exist after giving effect to such transaction;

(g)the Borrowing Base shall not include revenue of unaudited entities at any time and Borrower may not advance on revenue of acquired entities prior to Bank’s completion of an accounts receivable audit with results satisfactory to Bank;

(h)prior to any Borrower or any Subsidiary incurring or assuming any Indebtedness, deferred purchase price payments or earnouts from or as a result of such transaction, any such Indebtedness, deferred purchase price payments or earnouts shall first be approved by Bank in writing and if approved in writing by Bank shall, in any event, be unsecured and subordinated to Bank on terms satisfactory to Bank as evidenced by a subordination agreement in form satisfactory to Bank;

(i)Subject to Borrowers’ continued compliance obligations with any applicable stock exchange rules or regulatory restrictions or requirements relating to the disclosure of such information, Borrowers shall have delivered (i) notice of the proposed transaction not less than thirty (30) Business Days prior to the closing of such transaction, together with a summary of material terms, and (ii) transaction documents (which may be in draft form) as soon as practicable following such notice, but in any event not less than twenty (20) Business Days prior to the closing of such transaction, and such historical financial statements with respect to the target assets or Person and updated projections as provided pursuant to such transaction documents, and calculations demonstrating financial covenant compliance immediately following the effectiveness of such transaction and for the then-next twelve month period after giving pro forma effect to such proposed transaction, and (iii) commercially reasonable and appropriate Acquisition Due Diligence; and

(j)in the case of a merger, amalgamation, consolidation or acquisition, Borrower shall be the surviving entity, and in the case of the formation or acquisition of a new Subsidiary, Borrowers shall comply with Section 6.12 with respect to such new Subsidiary and Borrowers shall execute, and cause all acquired entities or Subsidiaries to execute and deliver to Bank all other documents reasonably requested by Bank in connection with this Agreement.

All mergers, amalgamations, consolidations or acquisitions that do not constitute a Permitted Acquisition require Bank’s prior written consent.

1.9    Section 9.1(b) (Rights and Remedies). Section 9.1(b) of the Agreement is deleted in its entirety and replaced with the following:

(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any outstanding Credit Card Services, as collateral security for the repayment of outstanding Credit Card Services and deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn or outstanding, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Credit Card Services fees and all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

1.10    Section 13.12 (Electronic Signatures). A new Section 13.12 is added to the Agreement to read as follows:

13.12 Electronic Signatures. The parties agree that the electronic signature of a party to this Agreement and any Loan Document shall be as valid as an original manually executed signature of such party and shall be effective to bind such party to this Agreement or such Loan Document, and that any electronically signed document (including this Agreement and any Loan Document) shall be deemed (i) to be “written” or “in writing,” and (ii) to have been “signed” or “duly executed”. For purposes hereof, “electronic signature” means a manually-signed original signature that is then transmitted by electronic means or a signature through an electronic signature technology platform. Notwithstanding the foregoing, Bank may require original manually executed signatures (and upon Bank’s request, Borrowers shall deliver such original manually executed signatures to Bank).

1.11    Exhibit E (Compliance Certificate).    Exhibit E (Compliance Certificate) attached to the Agreement is amended and replaced with Exhibit E (Compliance Certificate), attached hereto.

2.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.

3.The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of the Agreement and all instruments, documents and agreements entered into in connection with the Agreement.

4.Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and, except for the Existing Defaults, no Event of Default has occurred and is continuing.

5.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6.Sections 11 and 12 of the Agreement are incorporated herein, mutatis mutandis.

7.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a)this Amendment, duly executed by Borrowers;

(b)an officer’s certificate of each Borrower with respect to incumbency and resolutions, duly completed and executed by Borrowers;

(c)payment of $100,000, in full satisfaction of the Success Fee;

(d)an amount equal to all Bank Expenses incurred in connection with this Amendment; and

(e)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written. Each Borrower also acknowledges and agrees that Borrower’s electronic signature below indicates Borrower’s agreement to, and intention to be legally bound.

Limeade, Inc.		Comerica
By:	/s/ Tobias Davis	By:	/s/ Shane Merkord
Name:	Tobias Davis	Name:	Shane Merkord
Title:	CFO	Title:	Vice President

Limeade Technologies Canada Inc
By	/s/ Tobias Davis
Name	Tobias Davis
Title	Managing Director